Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

(Note to Editors:  A teleconference is scheduled with Intel general counsel Doug Melamed at 2:30 p.m. PST. Participants should call 888-587-0613 pass code 6023945)

Intel Announces New Patent Cross License Agreement with NVIDIA

Pending Litigation Also Settled

SANTA CLARA, Calif. – Jan. 10, 2011 – Intel Corporation today announced that it has entered into a new comprehensive long-term patent cross license agreement with NVIDIA. The companies have also resolved pending litigation in Chancery Court in Wilmington, Del., ending all outstanding legal disputes between the companies.

“This agreement ends the legal dispute between the companies, preserves patent peace and provides protections that allow for continued freedom in product design,” said Doug Melamed, Intel senior vice president and general counsel. “It also enables the companies to focus their efforts on innovation and the development of new, innovative products.”

Under the transaction, Intel receives a license to NVIDIA’s patents subject to the terms of the agreement. NVIDIA receives a license to Intel’s patents subject to the terms of the agreement, including that x86 and certain other products are not licensed to NVIDIA under the agreement.  Intel and NVIDIA have also exchanged broad releases for all legal claims, including any claims of breach of their previous license agreement.  Intel will pay NVIDIA $1.5 billion over the next 5 years.  This obligation will be recognized as a liability totaling approximately $1.4 billion, on a discounted basis.  Intel recognized an expense of $100 million in the fourth-quarter of 2010, classified as “marketing, general and administrative.” The remaining amount, approximately $1.3 billion, will be recognized as an intangible asset in the first quarter of 2011 and will be amortized into cost of sales over future periods.   With the exception of one agreement term that is confidential, the agreement will be made available in filings with the Securities and Exchange Commission, and can be viewed at www.intel.com/pressroom/legal.

Intel (NASDAQ: INTC), the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.
* Other names and brands may be claimed as the property of others.

CONTACTS:	Chuck Mulloy	Kevin Sellers
	Media	Investors
	408-765-3484	480-363-2642
	cmulloy@intel.com	Kevin.k.sellers@intel.com